Exhibit 99.1

Luminex Announces Preliminary Revenue for Fourth Quarter 2016 and Issues 2017 Revenue Guidance; To Present at 35th Annual J.P. Morgan Healthcare Conference

AUSTIN, Texas, January 9, 2017 /PRNewswire/ -- Luminex Corporation (NASDAQ: LMNX) today announced that it expects revenues in the fourth quarter of 2016 to be approximately $72 million and approximately $271 million for the year. These results reflect increases of 20% and 14% compared to the respective periods in 2015. Verigene-related revenues in the fourth quarter were approximately $9 million, a 32% increase from the year ago period.

The company conducted a reorganization in December of 2016 to both facilitate the integration of Nanosphere and to better focus on our core business. The restructuring included a headcount reduction of over 50 employees, a reallocation of responsibilities within the R&D organization and a significant reduction of biodefense efforts. The company will recognize a charge of approximately $2.5 million in the fourth quarter of 2016 in conjunction with these activities and expects total annualized savings of approximately $9 million.

2017 Financial Guidance
The company expects fiscal 2017 revenue to be between $295 million and $305 million. The company intends to update its annual revenue guidance at each quarterly reporting period.

Fourth Quarter and Full Year 2016 Earnings Release Scheduled
The company expects to report results for the fourth quarter and full year ended December 31, 2016 on Monday, February 6, 2017. Management will hold a conference call to discuss the operating highlights and financial results on that date, at 4:30 p.m. Eastern time.

Luminex to Present at 35th Annual J.P. Morgan Healthcare Conference
Luminex President and CEO, Homi Shamir, will present at the 35th Annual J.P. Morgan Healhcare Conference to be held at The Westin St. Francis hotel in San Francisco, CA on Thursday, January 12 at 8:00 a.m. Pacific time.

The corporate presentation will be filed with the Securities and Exchange Commission and will be webcast live and may be accessed at Luminex Corporation's website at http://www.luminexcorp.com. Simply log on to the web at the address above, go to the Company section and access the Investor Relations link. Please go to the website at least 15 minutes prior to the event to register, download and install any necessary audio/video software. If you are unable to participate during the live webcast, the presentation will be archived for six months on the website using the 'replay' link.

Use of Forward Looking Statements
Statements made in this release that express Luminex’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. Forward-looking statements in this release include statements regarding expected revenue and cost savings , projected 2017 performance, including revenue guidance, including the revenue contribution from our recently completed acquisition of Nanosphere, Inc. The words "believe," "expect," "intend," "estimate," "anticipate," "will," "could," "should" and similar expressions are intended to further identify such forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company’s actual results or performance could differ materially from those anticipated or projected in such forward-looking statements. Factors that could cause Luminex’s actual results or performance to differ materially include risks and uncertainties relating to, among others, market demand and acceptance of Luminex’ products and technology in development, including ARIES®, Verigene® and NxTAG products, the uncertainty relating to increased focus on direct sales to the end user, dependence on strategic partners for development, commercialization and distribution of products, concentration of Luminex’ revenue in a limited number of direct customers and strategic partners, some of which may be experiencing decreased demand for their products utilizing or incorporating Luminex’ technology, budget or finance constraints in the current economic environment, or periodic variability in their purchasing patterns or practices as a result of material resource planning challenges, the timing of and process for regulatory approvals, the impact of the ongoing uncertainty in global finance markets and changes in governmental funding, including its effects on the capital spending policies of Luminex’ partners and end users and their ability to finance purchases of Luminex’ products, fluctuations in quarterly results due to a lengthy and unpredictable sales cycle, fluctuations in bulk purchases of consumables, fluctuations in product mix, and the seasonal nature of some of Luminex’ assay products, Luminex’ ability to obtain and enforce intellectual property protections on Luminex’ products and technologies, risks and uncertainties associated with implementing Luminex’ acquisition strategy, including Luminex’ ability to obtain financing, Luminex’ ability to integrate acquired companies or selected assets into Luminex’ consolidated business operations, and the ability to recognize the benefits of Luminex’ acquisitions, reliance on third party distributors for distribution of specific Luminex-developed and manufactured assay products, Luminex’ ability to scale manufacturing operations and manage operating expenses, gross margins and inventory levels, changes in principal members of Luminex’ management staff, potential shortages, or increases in costs, of components or other disruptions to Luminex’ manufacturing operations, competition and competitive technologies utilized by Luminex’ competitors, Luminex’ ability to successfully launch new products in a timely manner, Luminex’ increasing dependency on information technology to enable Luminex to improve the effectiveness of Luminex’ operations and to monitor financial accuracy and efficiency, the implementation, including any modification, of Luminex’ strategic operating plans, the uncertainty regarding the outcome or expense of any litigation brought against or initiated by Luminex, and risks relating to Luminex’ foreign operations, including fluctuations in exchange rates, tariffs, customs and other barriers to importing/exporting materials and products in a cost effective and timely manner; difficulties in accounts receivable collections; the burden of monitoring and complying with foreign and international laws and treaties; and the burden of complying with and change in international taxation policies, as well as the risks discussed under the heading "Risk Factors" in Luminex’s Reports on Forms 10-K and 10-Q, as filed with the Securities and Exchange Commission. The forward-looking statements, including the financial guidance and 2017 outlook, contained herein represent the judgment of Luminex as of the date of this press release, and Luminex expressly disclaims any intent, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in Luminex’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About Luminex Corporation
At Luminex, our mission is to empower labs to obtain reliable, timely, and actionable answers, ultimately advancing health. We offer a wide range of solutions applicable in diverse markets including clinical diagnostics, pharmaceutical drug discovery, biomedical research, genomic and proteomic research, biodefense research, and food safety. We accelerate reliable answers while simplifying complexity and deliver certainty with a seamless experience. To learn more about Luminex, please visit us at luminexcorp.com.

Contacts
Luminex Investor Contacts
Harriss Currie
Sr. Vice President of Finance and CFO
512.219.8020
hcurrie@luminexcorp.com

Matthew Scalo
Sr. Director, Investor Relations
512.219.8020
mscalo@luminexcorp.com